EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITOR

We consent to the incorporation by reference of our report dated January 31, 2003 (except Note 6, as to which the date is March 21, 2003, Note 12, as to which the date is May 12, 2003, and Note 10, as to which the date is June 26, 2003), in this Registration Statement (Form S-8) pertaining to the Molina Healthcare, Inc. 2000 Omnibus Stock and Incentive Plan, 2002 Equity Incentive Plan and 2002 Employee Stock Purchase Plan, with respect to the consolidated financial statements of Molina Healthcare, Inc. included in its registration statement and prospectus (Form S-1 No. 333-102268), filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Los Angeles, California

August 21, 2003